EXHIBIT 99.2

WMS INDUSTRIES
Investor Conference Call
Second Quarter FY 2007 - February 5, 2007

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the WMS Industries fiscal 2007 second quarter conference call. [Operator Instructions]. I would now like to turn the conference over to Mr. Bill Pfund, Vice President of Investor Relations. Please go ahead, sir.

William H. Pfund, Vice President, Investor Relations

Thank you, operator. Welcome to WMS’ second quarter fiscal 2007 conference call. With me today are Brian Gamache, President and Chief Executive Officer; Orrin Edidin, Executive Vice President and Chief Operating Officer; and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, I would like to review our safe harbor language. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business - Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006, and in our more recent reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, February 5, 2007.

Now let me turn the call over to Brian.

Brian R. Gamache, President and Chief Executive Officer

Thank you, Bill.

Today we reported record second-quarter revenues of $135 million, which was the high end of the guidance we provided in October. Earnings per diluted share increased 43% year over year to $0.33 per share. Overall, WMS’ solid second quarter performance demonstrates the growing success we are having in meeting customers’ slot floor needs and the operating leverage inherent in our business.

As I did on the last call, I would like to begin my comments this afternoon with an update on the progress we are making on our five key priorities for fiscal 2007. These are not only the cornerstones of our success so far in fiscal 2007, but also the key items that solidly position us to maintain our expected strong growth in the second half of fiscal 2007 and into fiscal 2008.

We achieved continued success on our first priority, as our participation installed base expanded by 272 units in the quarter and we are now closing in on the lower end of our fiscal year-end installed base guidance. Our growth in the December quarter was largely driven by the terrific success we achieved with our MONOPOLY™ Big Event® gaming machines. This is our first Community Gaming™ product and the first step in our transition to server-based and enabled gaming. As we indicated on our last call, Big Event placements have reinvigorated our stand-alone participation installed base. Given our customers’ positive response to the additional participation products planned for introduction over the next six months - namely our “sensory immersion” and Transmissive Reels™ products - we are solidly on track to continue to grow the installed base of this higher-margin part of our business.

Our second priority was to continue to grow our North American new unit product sales and, during the 2006 December quarter, we made significant progress here as well. North American new shipment units increased 21%, or 911 units, from the December 2005 quarter. The introduction of new products and segmentation strategies, such as our G+™ video games that many of you saw at G2E and ICE, contributed to the high growth in the video category. Our line of Hot Hot Super Jackpot™ 5-reel mechanical products continued to gain traction in North America and globally and, coupled with the launch of additional 5-reel mechanical products, amounted to more than 20% of new products shipped globally, helping us expand our presence in an important portion of the slot floor. We also achieved strong unit shipments in the new domestic markets that opened in the December quarter. In aggregate, with almost 7,000 new Bluebird® products sold in the December quarter and the overall strength in our participation gaming products, WMS set a new quarterly record for the volume of units produced and shipped, despite the challenges of the overall domestic replacement cycle. Casino customers’ positive response to WMS’ vision and the products demonstrated at G2E and ICE support our confidence for continued growth throughout fiscal 2007 and fiscal 2008.

We also achieved notable progress with our third priority: to build and grow our international business. In the December quarter, international shipments totaled 1,752 units, an increase of approximately 44% year over year, reflecting the positive contribution of Orion Gaming, increased traction in Macau with our Mandarin-based games, and an overall solid performance throughout Europe, South Africa and South America. Unit volume to international markets represented 25% of total new units sold, up from 22% in the prior year, and I would point out that last year included 300 units shipped to Russia compared with none this year. With the addition of WMS sales executives in Macau and Buenos Aires, we’ll benefit from a local presence as we can now more closely serve our customers in these expanding markets. In addition, WMS game themes are now being introduced simultaneously to North American and international customers. As a result, international customers attending the G2E and ICE trade shows saw a much broader selection of new game themes available for their respective markets. Based upon customers’ positive responses, we expect WMS to continue to leverage our game development efforts and our products from Orion Gaming to capitalize on global growth opportunities.

Our fourth priority is to improve our business processes and leverage our revenue growth, creating sustainable margin enhancements. I’m pleased to note that our operating margin climbed to 12.5% in the December quarter, and our gross profit margin on product sales reached 45%, reflecting the benefit of process improvements and operating leverage from higher volume. On a 19% increase in revenues, total gross profit increased 20% year over year, while our operating income increased 27% year over year.

With the expected increase in dollar spending for research and development initiatives and product marketing initiatives, which created increases in selling and administration spending, these expenses were up nearly $5 million on a quarterly sequential basis, but at the same time declined 240 basis points as a percentage of revenues, demonstrating the operating leverage of our business model. Year over year, while these expenses reflect a nearly $6 million aggregate increase in combined spending for research, server-enabled gaming initiatives, and higher marketing, G2E expenses and selling costs -- key investments being made today to drive our future growth, it is noteworthy that these expenses, in aggregate, dropped 70 basis points as a percentage of revenues. We continue to believe that for the remainder of the year, even as aggregate R&D and SG&A selling costs increase, the percentage increase will be less than our revenue growth. As a result, we expect these costs as a percentage of revenues to continue to be lower than fiscal 2006 levels.

Our fifth priority is to continue to grow sustainable cash flows. During the December quarter, net cash provided by operations was $19 million. Increases in net income and depreciation in the December 2006 quarter were offset by the year-over-year change in deferred taxes and an increase in working capital due to the rapid revenue growth in the quarter. The financial strength and stability of our balance sheet has increased, and we chose to use some of that balance sheet strength in support of our revenue growth and our customers, through the $14 million increase in notes receivable, which accounted for much of the additional investment in working capital during the quarter. Our $18 million investment in gaming operations machines in the December quarter reflects the very strong demand for MONOPOLY Big Event participation games, as we placed more units than initially anticipated in our plan. As a result of our continued success in exceeding expectations with the success of our new participation games, we now expect to invest $55 to $60 million in participation games in fiscal 2007. The increase in capital expenditures reflects the expansion of our Waukegan facility to consolidate outside warehousing and support our continued production process improvement initiatives. And, we continue to invest in licensed technology and intellectual property for the long-term.

Now, I’d like to ask Orrin to update you on our product development and technology efforts.

Orrin J. Edidin, Executive Vice President and Chief Operating Officer

Thank you, Brian.

On our last call, I discussed our expectations for G2E and having just returned from the ICE trade show in London, we couldn’t be more pleased with the overwhelming response at both shows to our products and innovation - exceeding our own high expectations. Our continued ability to develop and transform new technologies into creative new products and game content again distinguished WMS from the competition, and this differentiation is - and will continue - to serve us well.

WMS’ award-winning Transmissive Reels products were universally acknowledged as the breakthrough innovation and best new slot product, generating plenty of buzz among customers, investors and the media. But even more gratifying to us was the recognition we received and the high level of customer interest in the breadth and depth of the technological advances, innovation and segmentation branding shown across WMS’ product lines. The demonstration of our technology platforms for server-enabled gaming, including the programmable button panel technology, the introduction of the new CPU-NXT2™ operating system, the slim line Bluebird2™ cabinet and the interoperability of our WAGE-NET™ server-based gaming platform with another manufacturer’s system, as well as the many new, innovative products we introduced across all categories, provided an exciting vision of WMS’ future - a future that builds on our legacy of technology innovation that enables great game play.

This depth of innovation lays the foundational cornerstones for the progression and continued evolution of WMS over the next 3-5 years. From the investments made during the last five years in intellectual property, technology advancements, people and creativity, we believe we have the foundation in place to continue to drive and enable the great game play and content that WMS has long emphasized.

The products and technologies showcased at both G2E and ICE - and the creative new gaming experiences they enable - are a clear validation of the vision exhibited by the WMS Board in its support and commitment to our three-part technology improvement plan adopted in 2002. Importantly, when you couple this technology enablement with WMS’ branding, product segmentation and product depth across video, mechanical reel and the convergence of video with mechanical reels arising with the introduction of Transmissive Reels, we believe WMS is well-positioned to build sustainable value and growth for our shareholders, particularly in the server-enabled world.

In the near-term, it’s noteworthy that virtually all of WMS’ products that were showcased at G2E in the primary booth area are expected to be commercialized during the first half of calendar 2007 - in other words this quarter and next quarter. For example, already in the marketplace are the first games in the G+ video category and the regular-priced 5-reel mechanical for-sale products.

As Brian mentioned earlier, our first server-based product, MONOPOLY Big Event was launched and has been quite successful in driving the installed base in the stand-alone participation category. MONOPOLY Big Event games are currently installed in Native American casinos and in Nevada. We’ve recently secured regulatory approvals for Mississippi and New Jersey, and are now installing Big Event units in those jurisdictions. As of today, we have approximately 900 units installed and open orders for more than 500 additional units, which we expect to install by fiscal year end.

We recently introduced a new Reel Legends® series of WAP products under the Clint Eastwood® and Allan Quatermain™ names. And, currently being launched is a new multi-level, LAP progressive product under our own WMS Life of Luxury® theme. We expect that these products, along with the continued success of the Big Event games, will lead to additional growth in the overall total installed base of participation units in the March quarter.

Our TOP GUN™ sensory immersion gaming platform has been submitted for approvals, and we believe it is on track for launching as a wide-area progressive product early in the June 2007 quarter. Then in fiscal 2008, we expect to bring to market the second theme in our sensory immersion category with the introduction of a new product based on the classic film “The Wizard of Oz.”

And, we already have submitted for regulatory approvals the first of our Transmissive Reels gaming products, MONOPOLY Super Money Grab™. Reflecting WMS’ introduction of breakthrough technology, graphically rich video content is projected over mechanical reels to create unique game play, visually-engaging levels of player entertainment and endless winning possibilities. Combining the traditional player appeal of a mechanical reel gaming machine with the interactive and rich graphical interface of real-time, 3D visuals enabled on our CPU-NXT2 operating platform, this breakthrough technology combines the best of what players love about traditional mechanical reels and video products. MONOPOLY Super Money Grab will be launched as a WAP link, with the first units expected to be installed at the end of our fiscal year in June, and full commercialization in fiscal 2008. The second product in the Transmissive Reels category - that many of you saw at G2E - will be launched as the John Wayne™ Duke It Out™ game, and it is expected to be offered near the end of calendar 2007 also as a WAP product.

Our server-based platform - WAGE-NET - that we demonstrated at G2E and ICE, and its interoperability with other manufacturers’ systems, is on track. We expect to submit the first phase of this new game platform with regulators this spring, and have it in field trials this fall.

Before turning the call over to Scott, I would like to reiterate, that while the recognition from customers at the trade shows was gratifying, we continue to be hard at work pursing additional technology innovation and creative game play for next year and the years beyond. We continue to invest in technology to drive game enablement - through both internal development and by aggressively pursuing outside licensing and acquisition of intellectual property. We view this investment as a critical element in creating great game content, hot new products and innovations and in our success at building entirely new product categories, such as Big Event, sensory immersion and Transmissive Reels. Investments in intellectual property licenses being made this year, as you saw this quarter, are expected to provide the advances that will drive success two and three years from now and build long-term shareholder value.

Now, let me turn the call over to Scott to review our financial performance.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Thanks, Orrin, and good afternoon everyone.

Total revenues in our fiscal 2007 second quarter increased 19% year over year to $135 million, which is at the top end of the guidance range that we provided in October, and as Brian indicated, a quarterly record for WMS in terms of revenue and unit shipments with 6,930 new units shipped. Product sales revenue increased 21% year over year and 37% on a quarterly sequential basis, reflecting initial shipments into Pennsylvania and Florida, growth in Oklahoma resulting from that market’s growing transition from Class II gaming machines, and significant growth in international shipments. The overall performance is noteworthy in light of the domestic replacement cycle, which continues to be challenging. The average selling price (ASP) was up 3% over the prior year quarter but declined slightly on a quarterly sequential basis.

Other product revenues declined year over year by $3.2 million, as higher conversion kit revenues were more than offset by lower revenues from OEM units. Last year also benefited from $1.8 million of revenue associated with an earn-out provision under a lottery contract.

Gaming operations revenues in the December period grew 14%, or about $5 million, year over year. The average installed base of participation products for the December 2006 quarter was 7,123 units, up 16% from the average a year ago, while the ending installed base of 7,413 units, represents an increase of 15% year over year, and 4% from the installed base at September 30, 2006.

The principal contributor to this growth was the successful launch of our MONOPOLY Big Event Community Gaming machines, which drove the increase in the stand-alone installed base to over 4,000 units. And, as Orrin indicated, we expect this growth to continue in the current quarter based on the current open orders for this product. We are also pleased to note that the earnings performance of the Big Event games has been running at a higher level than the average revenue per day for our typical stand-alone games.

During the December quarter, we also experienced an increase in the installed base of local-area progressive gaming machines, with over 1,900 units installed at quarter-end. This growth reflects the continued successful roll-out of the GREEN ACRES™ gaming machines introduced in the September 2006 quarter.

The installed footprint of wide-area progressives units was up 31% over a year ago, but with no significant new product introductions in the wide-area progressive category since last spring, the installed base declined sequentially compared to the September period. In aggregate, on December 31, 2006, the total of our WAP and LAP units comprised 46% of our installed base, compared with 49% at the end of September 2006, largely due to the rapid growth in stand-alone units with Big Event games.

Revenue per day was essentially flat year over year and due to normal seasonality and the combination of growth in lower revenue-per-day stand-alone and LAP units, the average revenue per day from participation games declined on a sequential basis to $55.65 from $58.55 in the September period. We would expect that revenue per day will again pick up in our fiscal fourth quarter, as we realize an acceleration in the installed base of WAP units with the introduction of our TOP GUN gaming machine, and continue into fiscal 2008 with the roll-out of MONOPOLY Super Money Grab, our first Transmissive Reels product, which is also a WAP product.

Total gross profit, excluding depreciation expense, increased 20%, or $12.2 million, to $73.5 million in the December 2006 quarter and the total gross profit margin increased 50 basis points year over year. The gross margin on product sales revenues increased $9 million and was approximately 45% of sales, compared to a margin of 43% in the fiscal first quarter and in the December 2005 quarter. As Brian indicated, comparing the margin in the September and December 2006 quarters, the benefits realized from process improvements and higher volumes were partially offset by the lower average selling price. Process improvements are ongoing, and remain a company-wide priority. Given our focus on these initiatives, we are confident that we will sustain the progress in margin improvement in future quarters.

The gross margin from gaming operations was 77% in the December 2006 quarter, down from 78% a year ago and 79% in the September 2006 quarter, primarily due to the mix of the installed base and the roll-out of the Monopoly Big Event gaming machines.

Research and development expenses increased 16% or $1.9 million year over year to $14.1 million. As a percentage of revenues, R&D expenses declined year over year and on a quarterly sequential basis, despite the inclusion of Orion Gaming and higher spending as planned in our product development initiatives, allowing us to bring products into the market more rapidly and efficiently. As previously indicated, we expect R&D spending to be about $10 million higher in fiscal 2007 compared with fiscal 2006.

Depreciation and amortization expense increased $3.0 million year over year to $16.0 million, and was up approximately $1 million on a quarterly sequential basis, principally reflecting the steady increase in the installed base of participation games over the last four quarters. The year-over-year increase also reflects depreciation and amortization related to Orion Gaming’s operations and preliminary purchase accounting for that acquisition.

Selling and administrative expenses increased $3.7 million year over year. The increase reflects the incremental expenses associated with the higher level of sales, the consolidation of Orion Gaming, which was acquired in July 2006, higher payroll-related costs associated with headcount increases during the past twelve months, as well as higher trade convention costs and increased marketing, promotion and distribution costs related to the rollout of new products and branding initiatives.

The estimated effective tax rate for the December 2006 quarter was 25%, reflecting the impact of the retroactive reinstatement of research and development tax credit legislation to the beginning of calendar 2006. This resulted in a benefit of 3¢ per share related to the nine months ended September 30, 2006, being recorded in the December 2006 quarter. We expect the tax rate for WMS will be in a range of 33% to 34% for the remaining two fiscal quarters.

Cash and cash equivalents were $38 million at December 31, including $18 million of restricted cash for progressive jackpots. Total receivables increased by $26 million to approximately $165 million relative to September 30, 2006 as a result of the strong revenue growth, and included the $14 million increase in notes receivable that Brian discussed. Our deferred income tax assets, net are increasing this year, primarily due to our book depreciation exceeding our tax depreciation on gaming operations, compared to a decrease in deferred income tax assets, net last year, as a result of utilizing net operating loss and tax credit carryforwards in fiscal 2006. Inventories decreased by about $1 million compared to September 30, 2006 largely reflecting a modest reduction in legacy product inventories, which were valued at $8 million at December 31, 2006.

And with that, let me turn the call back to Brian for final comments.

Brian R. Gamache, President and Chief Executive Officer

Thank you, Scott.

It was particularly gratifying to record our first revenues from Pennsylvania and Florida racinos during the second quarter. With continued build-out in these markets, along with the continuing transition from Class II gaming in Oklahoma, which is also creating additional new opportunities for WMS to place leased and participation units, and the projected international growth, we expect to see continued solid year-over-year increases in product sales revenue through the remainder of fiscal 2007 and into fiscal 2008. The optimism for our future is partially tempered by the continuation of a somewhat challenging North American replacement cycle.

We are initiating third-quarter revenue guidance of $135 million to $140 million, representing year-over-year revenue growth of 22% to 26%, up from the 19% growth achieved in the December 2006 period. We are also tightening our full year revenue expectation to a range of $530 million to $540 million, from our previous guidance of $525 million to $540 million. This implies fourth quarter revenue guidance of $150 million to $155 million, representing year-over-year growth of 22% to 26%. Please note that our guidance includes sales to only the first five licensed Pennsylvania racino properties expected to open in fiscal 2007. Our guidance does not include sales to the five Pennsylvania casino properties that were more recently licensed in December, as they are not anticipated to begin opening until fiscal 2008; nor does it include any sales to Florida tribal casinos, sales related to potential gaming expansion in California or any sales to Russia.

In aggregate, the number of current open orders for new gaming machines and CPU-NXT® conversion kits exceeds 12,400 units. Additionally, we anticipate higher growth in the participation installed base where we currently have open orders for nearly 2,400 new units or theme conversions. With both of these metrics at record levels for the last 10 quarters, this is the best testament of customers’ interest in our products.

As previously noted, this quarter, we expect the continued rollout of MONOPOLY Big Event to be a key contributor in further strengthening our stand-alone participation base. In addition, we expect continued growth of our new WAP link under our Reel Legends brand with Clint Eastwood and Allan Quatermain games and a new LAP series under our own Life of Luxury brand. During the third quarter, we also will begin taking orders for the much awaited TOP GUN. As you know, the participation business is an area that we continue to invest in as it has delivered attractive financial returns through recurring revenue and strong cash flow, and thus is a great avenue to yield sustainable shareholder value.

Another key driver to our earnings growth in fiscal 2007 is maintaining the improvement in our operating profit margin. During the remainder of fiscal 2007, we expect to continue to benefit from a higher mix of gaming operations revenues, and the ongoing implementation of process improvements throughout the entire organization with the utilization of lean sigma tools. With projected revenue growth as the year progresses, we also expect to realize increasing operating leverage. Our expected success in fiscal 2007, in terms of improving profitability and cash flow, combined with our commitment to invest in innovation and intellectual property, will lead to the continued creation of sustainable shareholder value in the years ahead.

In closing, let me summarize four key factors that support our optimism for continued growth during the remainder of fiscal 2007 and beyond:

1)The positive response from players and customers to our new G+ games that we expect will continue to drive new unit shipments in the video category;

2)The continued traction in expanding our presence in the mechanical reel category, with these products representing 20% of our new unit sales through the first half of fiscal 2007;

3)The strong interest in our innovative and award-winning products that are creating entirely new categories, namely Big Event, TOP GUN and our Transmissive Reels products, in our growing participation business; and

4) The great success that we are having in building and expanding our international business.

Now, we will be happy to take your questions.

Operator.
QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. Our first question comes from the line of Bill Lerner with Deutsche Bank. Please proceed, sir.

<Q - William Lerner>: Thanks. Hi, guys.

<A - Brian Gamache>: Hey, Bill.

<Q - William Lerner>:  Two questions, one, could you give a little more color around Transmissive, just whether it is a percentage of open orders or just indications of interest? And then the second is just maybe a little more on what your experience has been in Pennsylvania and Florida, whether you want to give early market share, whether we should extrapolate that or not. What’s the mix in general between steppers and video, et cetera?

<A - Brian Gamache>: I will take the first one, Bill. The Transmissive Reels we typically don’t take orders until the product is submitted to the gaming laboratories. But I would tell you that in our benchmark market research testing that we do on a very regular basis, this game has tested higher than anything we have ever brought to market. So that’s one indicator - and the second indicator is the amount of attention that our salespeople are receiving from our customer base as to when it can be installed and the whole buzz around the product launch. So we are very excited about this and we believe that there is going to be, as we have said all along, a new product category unto its own.

<A - Scott Schweinfurth>: And then on the second topic, which was the market share in Pennsylvania and Florida, I think in Florida we averaged 25% for the first two casinos that had opened. And in Pennsylvania, we expect to be just slightly south of that, in the high teens, for market share. I’m sorry, did I say 25? I meant to say 20% in Florida. Excuse me, 20% in Florida was what we have averaged and high teens is what we are expecting in Pennsylvania.

Operator: Thank you. Our next question comes from the line of Dax Vlassis with Gates Capital Management. Please proceed, sir.

<Q - Dax Vlassis>: Yes, how much in revenues did the Orion acquisition add in the quarter?

<A - Scott Schweinfurth>: I believe that Orion had around $4 million in revenue for the quarter.

< Q - Dax Vlassis >: $4 million, okay. And I see that on your balance sheet, accounts payable is up huge. I think it was like $50 million or something like that. Is that a timing issue? Why is that number so high this quarter?

<A - Scott Schweinfurth>: Yes, it is managing our working capital during the quarter, and it relates to the timing of when we get product, get raw materials in that we then have to pay the invoices on.

< Q - Dax Vlassis >: So it is not - I mean, was there any improvement of your payables, of management over time or was it just a timing thing?

<A - Scott Schweinfurth>: I think there has been some basic improvement in terms of if you wanted to look at days payable outstanding that’s there.

< Q - Dax Vlassis >: Thank you.

Operator: [Operator Instructions]. We do have a question from David Vas [Banc of America Securities]. Please proceed with your question, sir.

<Q - David Vas>: Very nice, very nice results, guys.

<A - Brian Gamache>: Thank you. David.

<Q - David Vas>: If you could talk, Brian, a little bit about the performance specifically of MONOPOLY Big Event versus the product that it is replacing out in the field, that would be helpful.

<A - Brian Gamache>: When you look at the participation business, David, it is hard to look at it in piecemeal. So when you look at the business in its entirety, we have really had a terrific year given the fact that it has been a challenging environment. Our 12 month cash on cash return is 167%. Our footprint has increased 15%, as Scott mentioned, and our revenues are up 14%. So when you look at the overall footprint, we really have three different buckets. We have the standalone participation units. We have the WAP units and we have the LAP units. And this particular quarter, the success we are having with MONOPOLY Big Event is really replacing the standalone units that were not performing as admirably.

So I think when you see the numbers after we roll out the next two major product launches or really the next three are Wide-Area Progressive related, which is obviously the higher margin and yield. So you see we have the 5-Reel POWERBALL product coming out here I think in a month or so and as we said before, the Top Gun and Transmissive Reels are later in the year. So the next three product entries will be all WAP related. So you would be able to see the yielding have a significant impact.

<Q - David Vas>: Okay, did you say specifically though in terms of MONOPOLY Big Event versus your existing standalone games, is there some sort of metric we can use?

<A - Brian Gamache>: It is typically a 2 for 1. For every two games we put in, we take one out. And that is true to form here in the participation business as well.

<A - Scott Schweinfurth>: In terms of the revenue per day, David, that product is performing more like a Local-Area…

<A - Brian Gamache>: Right.

<A - Scott Schweinfurth>: …Progressive product rather than a standalone product.

<Q - David Vas>: Okay, that’s exactly what I’m looking for.

<A - Brian Gamache>: Sorry about that, David. I was talking about - I thought you were talking about the yielding.

<Q - David Vas>: Okay, No problem. Second thing, can you - in your investing section, you have $11 million. Is some of that the Cyberview payment or is there something else that you purchased?

<A - Brian Gamache>: No, we really acquired some significant intellectual property during the quarter. And we believe the intellectual property that we have acquired will be along the lines of the Transmissive type of ideas and innovations. So we are very excited about it, but it is - intellectual property license is what that is.

<Q - David Vas>: Okay, but you can’t elaborate for competitive reasons? Is that…

<A - Brian Gamache>: That’s exactly right.

<Q - David Vas>: Okay, that’s pretty much it for me, thanks.

Operator: [Operator Instructions]. Our next question comes from the line of David Katz with CIBC. Please go ahead, sir.

<Q - David Katz>: Hi, good afternoon.

<A - Brian Gamache>: Hey, David.

<Q - David Katz>: I apologize if I missed it in some of Scott’s commentary, but last time you gave some new unit shipment guidance, I think it was 25,300 to 27 for the fiscal year and I’m not sure if you updated that number today. How should we - I mean it looks like you did take the bottom off of the range, right, on your revenue guidance. How should we think about that updating that number or did I miss it?

<A - Scott Schweinfurth>: We didn’t provide specific revenue metric changes for the year. We are still comfortable with what we had laid out at the beginning of the period. And based upon what we have achieved to date and what we see moving forward, we decided to tighten the range up by $5 million from the $525 to $530 at the low end of what we are expecting for the year.

<Q - David Katz>: Right, and so should we take that to mean a similar chop off the bottom on the units or is it more pricing driven?

<A - Brian Gamache>: It is really coming from a myriad of areas, David.

<Q - David Katz>: Okay.

<A - Brian Gamache>: It is coming from the participation business. It is coming from our ASPs, our mix of business. It is really a lot of things in there. It’s not just strictly the units.

<Q - David Katz>: Okay and one more quick one on the guidance, you gave us open orders of 12,400 and that has gone up from last time when it was - it looks like it was 11,300. Have you, could you talk a little bit about how that gets distributed in terms of when you ship it? Is most of it nearby versus farther out?

<A - Brian Gamache>: As we said previously, David, that typically gets distributed in the coming two quarters, meaning this quarter and next.

<Q - David Katz>: Yes.

<A - Brian Gamache>: But there are some nuances there where it might go into the third quarter, but they are all basically for the most part in the next quarter or two.

<Q - David Katz>: Okay, great. Nice results, thanks very much.

<A - Brian Gamache>: Thank you very much.

<A - Scott Schweinfurth>: Thank you.

Operator: Mr. Gamache?

<A - Brian Gamache>: Yes, ma’am.

Operator: We have no further questions at this time. You may continue with your presentation or closing remarks, sir.

Brian R. Gamache, President and Chief Executive Officer

Thank you for joining us this afternoon for this update on WMS’s progress and prospects and we look forward to reporting additional progress to you on our fiscal 2007 third quarter conference call.

Operator: Thank you ladies and gentlemen. That does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Have a great evening, everyone.

CLINT EASTWOOD is a registered trademark of Clint Eastwood.

GREEN ACRES™ & ©1965-2007 Orion Pictures Corporation. All rights reserved.

JOHN WAYNE and DUKE IT OUT are trademarks of Wayne Enterprises, L.P.

MONOPOLY is a trademark of Hasbro. Used with permission. ©2007 Hasbro. All rights reserved.

POWERBALL is a trademark of the Multi-State Lottery Association.

TOP GUN™ & © Paramount Pictures Corporation.

Allan Quatermain, Big Event, Bluebird, Bluebird2, Community Gaming, CPU-NXT, CPU-NXT2, G+, Hot Hot Super Jackpot, Life of Luxury, Reel Legends, Super Money Grab, Transmissive Reels, and WAGE-NET are trademarks or registered trademarks of WMS Gaming Inc.

All rights reserved.